AGREEMENT BETWEEN

                        AMERICAN INTERACTIVE MEDIA, INC.

                                       AND

                             HOLLINGER DIGITAL INC.

     This agreement (the "Agreement") is made and entered into as of November 16, 1998, by and between American Interactive Media, Inc., a Delaware corporation (the "Company"), and Hollinger Digital Inc., a Delaware corporation ("Holder"). Capitalized terms used but not defined herein shall have the respective meanings given them in the Debentures (as defined herein).

     WHEREAS, the Company has issued to Holder a floating rate convertible secured debenture dated December 4, 1997 and a floating rate convertible secured debenture dated February 3, 1998 (together, the "Debentures");

     WHEREAS, the Company desires to enter into an arrangement with Pioneer Ventures Associates Limited Partnership ("Pioneer") in which it will issue preferred stock and warrants to Pioneer;

     WHEREAS, the Debentures restrict the issuance of preferred stock by the Company;

     WHEREAS, Holder believes that through both the Company's actions and inactions, the Company has breached numerous covenants in Section 6 of the Debentures and thus caused numerous Events of Default, including, but not limited to, the following:

          (a) The Company has changed its primary line of business;

          (b) The Company's budgeted and actual expenses for content production have exceeded ten percent (10%) of the Company's operating expenses during the terms of the Debentures, without the prior consent of Holder; and

          (c) Additional executive employees have been hired, retained or employed by the Company, without the prior consent of Holder; and

     WHEREAS, Peter Yunich is no longer employed as the chief executive officer of the Company for reasons other than his death, disability or termination at the request of Holder, which is an Event of Default under Section 7 of the Debentures; and

     WHEREAS, under Section 8 of the Debentures, the Holder is entitled to certain remedies upon an Event of Default.

     NOW THEREFORE, the Company and Holder, for good and valuable consideration, and intending to be legally bound, hereby agree as follows:

                                 COMPANY ACTIONS

     To induce Holder to permit the Company to issue preferred stock to Pioneer and to waive any remedies that it may have under Section 8 of the Debentures, and conditioned on the termination of the Voting and Standstill Agreement by and among the Company, Holder and the additional signatories thereto, dated December 4, 1997, and on the investment by Pioneer of at least $3.1 million in the Company, on terms and conditions reasonably satisfactory to Holder, at the closing contemplated by Section 1 of the Investment Agreement (the "Investment Agreement"), a copy of which is attached hereto, by and between Pioneer and the Company dated November 16, 1998 (the "Effective Date"), the Company shall provide that:

Board of Directors. As of the Effective Date, the authorized number of directors on the Board of Directors of the Company (the "Board") shall be increased from three to five, and one of the new members of the Board shall be a representative designated by Holder. Holder shall not have the right thereafter to have an observer at Board meetings. At each election for directors after the Effective Date, Holder shall have the right to designate two representatives to the Board, and the Board shall consist of five members; provided that the Board may be increased by a vote of 75% of the entire Board or pursuant to Section 1.10(b) of the Investment Agreement and Article II, Section 1(b) of the Company's By-Laws. Any new directors (other than any Pioneer designee) shall be approved by Holder. Holder acknowledges that Pioneer shall have the right to designate one or under certain circumstances more representatives to the Board.

By-laws. As of the Effective Date, to effectuate the preceding paragraph 1(a), the Board shall amend the Company's by-laws by:

inserting the following sentence at the end of Article II, Section 1 of the Company's by-laws:

          "Nomination Procedure. Any stockholder who holds a contractual right to designate a representative to the Board of Directors shall have the right to have his/her nominee to the Board of Directors presented to the stockholders in the same manner in which a nominee to the Board of Directors would customarily be presented to the stockholders for the election of directors."; and

deleting the second clause of the second sentence of Article II, Section 1 of the Company's by-laws and replacing it with the following:

          "and thereafter the number of directors shall be five unless such number shall be increased by a vote of at least 75% of the entire Board of Directors,".

Voting Agreement. As of the Effective Date, the Company shall cause an appropriate voting agreement to be entered into by Mark Graff, Holder and Pioneer in order to effectuate paragraph 1(a) above, and the Company shall take all action necessary to implement such voting agreement.

Common Stock Purchase Option. As of the Effective Date, the Common Stock Purchase Option dated December 4, 1997, issued by the Company to Holder, as amended by the letter agreement

(the "Letter Agreement") dated June 4, 1998 (as amended, the "Option"), shall automatically, and without further action by the parties hereto, be amended by:

changing the reference in Section 2 of the Letter Agreement from "ten percent (10%)" to "fifteen percent (15%)";

deleting Section 2(i) through the end of Section 2 of the Letter Agreement and replacing it with the following:

          "the lower of (x) $2.375 per share of Common Stock and (y) the Conversion Price as reset at the Reset Date (as such terms are defined in Section 1.3-A of the Investment Agreement by and between Pioneer Ventures Associates Limited Partnership ("Pioneer") and the Company dated November 16, 1998) (the "Exercise Price"). This Option shall be exercisable at any time until and including September 30, 2000 (the "Expiration Date")";

inserting the following words after the first sentence of Section 4(a):

          If by May 16, 1999 Pioneer has exercised certain outstanding warrants to purchase an aggregate of 500,000 shares of Common Stock, at an exercise price of $1.00 per share, and the certain other outstanding warrants to purchase an aggregate of 539,000 shares of Common Stock, at an exercise price of $2.50 per share (together, the "Warrants"), then Pioneer shall have the right to participate in this Option by having the right to purchase 50% of any Option Shares, at the same exercise price per share, as Holder shall purchase upon exercise from time to time of this Option ("Purchase Option"). If Holder exercises all or any portion of this Option prior to May 16, 1999, Pioneer shall have the right to participate in this Option through its Purchase Option (even though Pioneer has not then exercised the Warrants), provided that Pioneer shall thereafter forfeit its right to participate in any future exercises of this Option if Pioneer shall not have exercised the Warrants by May 16, 1999.";

deleting clause (i) of Section 8(d) of the Option and renumbering clauses (ii) and (iii) of Section 8(d) as clauses (i) and (ii), respectively; and

inserting the following words in the first sentence of Section 8(d) immediately preceding the closing of the first parenthesis:

          "or (iii) to Pioneer pursuant to the Investment Agreement by and between Pioneer and the Company dated November 16, 1998,";

Securities Purchase Agreement. As of the Effective Date, the Securities Purchase Agreement shall automatically, and without further action by the parties hereto, be amended by:

renumbering clauses (ii) and (iii) of Section 5.2(a) as (iii) and (iv), respectively, and inserting the following sentence after clause (i) of Section 5.2(a):

          "(ii) the convertible preferred stock (the "Preferred Stock"), the warrants (the "Investment Agreement Warrants") issued to Pioneer Ventures Associates Limited Partnership ("Pioneer") and Ventures Management Partners LLC pursuant to the Investment Agreement by and between Pioneer and the Company dated November 16, 1998 (the "Investment Agreement"), or the warrants (together with the Investment Agreement Warrants, the "Pioneer Warrants") issued to Mountain Ranch Partners, Inc., a Colorado corporation, to purchase 500,000 shares of Company Common Stock, which expire on December 31, 1998, or shares issued upon the exercise of the Pioneer Warrants or the conversion of the Preferred Stock";

deleting the last two sentences of Section 5.2(a);

renumbering clauses (ii) and (iii) of Section 5.2(b) as clauses (iii) and (iv), respectively, and inserting the following sentence after clause (i) of Section 5.2(b):

          "(ii) the Preferred Stock or the Pioneer Warrants issued to Pioneer pursuant to the Investment Agreement, or shares issued upon the exercise of the Pioneer Warrants or the conversion of the Preferred Stock";

deleting the last two sentences of Sections 5.2(b);

inserting the following words into the first sentence of Section 5.2(b) after the words "Securities Act":

          "or (v) the issuance of Company Common Stock, or securities exchangeable for or convertible into Company Common Stock, at or above 90% of the Current Market Price, as defined in the Option, provided that such an issuance is approved by a majority of the Company's entire Board of Directors, after due notice of the terms and conditions of such issuance, or (vi) the issuance of Company Common Stock, or securities exchangeable for or convertible into Company Common Stock, at a price below 90% of the Current Market Price, provided that such issuance is approved by at least 75% of the Company's entire Board of Directors."; and

adding a new Section 5.2(c) with the following text:

          "So long as Pioneer, its partners or affiliates owns any Preferred Stock (and, if applicable, Company Common Stock acquired pursuant to the conversion of the Preferred Stock), this Section 5.2(c) shall apply instead of Section 5.2(a), and Purchaser shall be entitled, as of right, (i) to purchase or subscribe for any capital stock or equity or debt securities or any options, warrants, rights to purchase any such securities or rights of the Company proposed to be issued by the Company (collectively referred to as "New Securities") and (ii) provide any debt financing proposed to be obtained by the Company. Pioneer and Purchaser shall share the rights of first refusal under this Section 5.2(c) on a pari passu basis, with each of Pioneer and Purchaser having the right to purchase fifty percent (50%) of the New Securities to be offered and sold or to provide fifty percent (50%) of the debt financing to be provided under this Section 5.2(c). The rights of first refusal set forth hereinabove shall not be applicable to (i) securities issued to employees, consultants or directors of the Company pursuant to any stock option plan or stock purchase or stock bonus arrangement approved by the Board of Directors; provided, however, such plan, purchase or arrangement shall not exceed that number of shares of Company Common Stock equal to (x) the number of options outstanding as of November 16, 1998, plus (y) up to 250,000 additional options, (ii) securities offered to the public pursuant to a registration statement filed pursuant to the Securities Act, and (iii) securities issued pursuant to an acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization whereby the Company is the surviving corporation, in the case of a merger or consolidation, and the then existing shareholders of the Company own not less than fifty-one percent (51%) of the voting stock of the Company on a fully diluted basis following such merger or consolidation, or in the case of a share exchange, the Company owns not less than fifty-one percent (51%) of the voting stock of such acquired corporation, (iv) securities issued upon the conversion of the Convertible Debenture or the exercise of the Warrant issued to Purchaser, (v) any shares of Common Stock issued pursuant to the exercise of options, warrants or other securities outstanding on November 16, 1998, (vi) any shares of Common Stock or warrants, options, rights or securities convertible into or exchangeable for capital stock of the Company in connection with any stock split, stock dividend or similar event affecting the Company Common Stock and (vii) the Preferred Stock, the Pioneer Warrants and the Common Stock to be issued pursuant to conversion of the Preferred Stock or the exercise of the Pioneer Warrants under the Investment Agreement. In the event the Company proposes to issue New Securities or to obtain any financing, it shall give Pioneer and Purchaser written notice of its intention, describing the type of New Securities or debt to be incurred, the price and general terms upon which the Company proposes to issue the same. In exercising their rights, Pioneer and Purchaser shall be given thirty (30) days from the receipt of such notice to agree to purchase or subscribe for such New Securities or make or arrange such loan, in whole or in part, at the same price and/or on the same terms as proposed. Pioneer and Purchaser shall have the right of over-allotment such that, in the event the other fails to exercise such right to purchase all of the New Securities or to make or arrange such loan, the other may purchase the New Securities not so purchased, or make or arrange the other's portion of such loan. The Company shall provide notice to Pioneer or Purchaser, as the case may be, of the availability of such over-allotment, and Pioneer or Purchaser, as the case may be, shall be required to exercise its over-allotment rights, in whole or in part within fifteen (15) business days from the date the non-participating party fails to exercise its rights hereunder. Pioneer and Purchaser shall be required to commit in writing, at the time they exercise their rights under this Section 5.2(c), the maximum amount of over-allotment of New Securities they agree to purchase or the amount of loan(s) they intend to make or arrange, if any become available.";

inserting the following words in the second to last sentence of Section 5.5(a) after "Closing,":

          "and at least nine months after the Company's Form 10 has become effective under the Securities Exchange Act of 1934,".

deleting the words "per year." from the last sentence of Sections 5.5(a); and

deleting the words "six (6) months" from the first sentence of Section 5.5(d)(ii) and replacing it with the following:

          "two (2) years";

Debentures. As of the Effective Date, the Debentures shall automatically, and without further action by the parties hereto, be amended by:

adding the following in the first paragraph of each Debenture after the words "three and one-half (3.5%) percent per annum in excess of the prime rate as published in The Wall Street Journal from time to time during the term hereof":

          "subject to adjustment as set forth in Section 3(a) of this Note";

deleting "$2.85" in the first sentence of Section 3(a) and replacing it with the following:

          "the lower of (x) $2.375 per share of Common Stock and (y) the Conversion Price as reset at the Reset Date (as such terms are defined in Section 1.3-A of the Investment Agreement by and between Pioneer Ventures Associates Limited Partnership ("Pioneer") and the Company dated November 16, 1998 (the "Investment Agreement")).";

inserting the following words at the end of Section 3(a):

          "Solely for purposes of determining the Conversion Amount under this
          Section 3(a), interest accrued after the Effective Date (as defined below) shall be calculated at a rate equal to 13% per annum. As used herein, "Effective Date" shall mean November 16, 1998."

deleting clause (i) of Section 4(d) and renumbering clauses (ii) and (iii) of
Section 4(d) as clauses (i) and (ii), respectively;

inserting the following words in the first sentence of Section 4(d) immediately preceding the closing of the first parenthesis:

          "or (iii) to Pioneer pursuant to the Investment Agreement,";

eliminating Sections 6(d), 6(l) and 7(f) and substituting in the Debentures the words "Intentionally Omitted" for such sections;

adding the following to the end of Section 6(c):

          "provided that no prior consent of Holder shall be required for any cash dividend on the Pioneer Preferred Stock (as defined below) if it is declared by a majority of the entire Board of Directors. As used herein, "Pioneer Preferred Stock" shall mean the preferred stock issued to Pioneer pursuant to the Investment Agreement.";

adding the following to the end of Sections 6(m) and 6(n):

          "provided that no prior consent of Holder shall be required for any action approved by a majority of the entire Board of Directors.";

adding the following to the end of Section 6(e):

          "provided that no prior consent of Holder shall be required with respect to any action referred to in the preceding clause (iii) that is approved by at least 75% of the entire Board of Directors. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to sell its WebPASSPORT technology and related assets if approved by a majority of the entire Board of Directors, provided that the terms and conditions of such sale are acceptable to Holder.";

deleting clause 3 of Section 6(g) and replacing it with the following:

          "annual compensation increases above 10% per person that are approved by a majority of the entire Board of Directors.";

adding the following to the end of Section 6(h):

          "provided that no prior consent of Holder shall be required for any action approved by 75% of the entire Board of Directors."; and

adding the following after Section 6(o):

          "(p) The following covenant shall be applicable, in addition to any other covenant herein that covers the same or related matters. So long as an aggregate of at least five percent (5%) of the outstanding Notes (as defined below) (included in such 5% calculation for the denominator shall be any Notes which have then been converted into Common Stock) is held by Holder, the Company shall not without the affirmative vote or consent of Holder (i) authorize or issue any additional equity securities of the Company or of any subsidiaries other than those issuable (x) upon the conversion, exchange or exercise of securities or rights outstanding on the Closing Date (as defined in the Investment Agreement) and (y) pursuant to grants of options previously granted and outstanding on such Closing Date under the Company's Stock Option Plan, however such consent shall not be unreasonably withheld, (ii) approve any merger, consolidation, compulsory share exchange or sale of assets to which the Company is a party, however such consent shall not be unreasonably withheld, (iii) repurchase or redeem any equity securities or pay dividends or other distributions on any equity securities, except as provided pursuant to the terms of the Pioneer Preferred Stock, (iv) liquidate, dissolve, recapitalize or reorganize the Company, (v) guarantee indebtedness of other persons, directly or indirectly, except with respect to any wholly owned subsidiaries, (vi) incur any indebtedness for borrowed money, or guarantee indebtedness of other persons, directly or indirectly except with respect to any wholly-owned subsidiaries, (vii) effect any fundamental changes in the nature of the Company's business, including but not limited to acquiring or investing in another business entity, however, such consent shall not be unreasonably withheld, and (viii) approve the sale or transfer of any material intangible or intellectual property, other than the issuance of licenses or sales of equipment in the ordinary course of business, however, such approval shall not be unreasonably withheld. As used herein, "Notes" shall mean this Note and the other note issued pursuant to the Securities Purchase Agreement."

Any succession plans following the Closing Date (as defined in the Investment Agreement) following any termination of the employment by Mark Graff shall be approved by Holder.

inserting the following words after Section 7(f):

          "(g) The Voting Agreement dated November 16, 1998 by and among the Company, Holder, Pioneer and Mark Graff shall not have been complied with in connection with an election for directors and either of the Holder's two nominees shall not have been elected to the Board of Directors in such election.

          (h) The Company's cash and cash equivalents, minus bona fide accounts payable over thirty (30) days in arrears, shall be less than $100,000 at the end of any month.

          (i) Notwithstanding anything to the contrary in Section 6(p)(iii) hereof, if Pioneer shall exercise its option under Section 6.10 of the Investment Agreement and Holder does not approve the redemption or repurchase of the Pioneer Preferred Stock pursuant to Section 6(c) hereof."

Securities Agreement. As of the Effective Date, the Security Agreement shall be automatically, and without further action by the parties hereto, amended by deleting Section 2 and replacing it with the following:

          "2. The collateral shall be all assets of the Corporation (other than leased software and equipment) whether now owned or hereafter acquired and all proceeds therefrom (including, but not limited to, any machinery, equipment (other than leased equipment), furniture, fixtures, inventory, work-in-progress, cash, accounts receivable, contracts, leases (other than equipment and software leases), software, source and operating codes, designs, marketing and other plans, intellectual property, trade names and trade marks (collectively, the "Collateral")."

Warrant. As of the Effective Date, the Warrant, dated December 4, 1997, issued by the Company to Holder, shall automatically, and without further action by the parties hereto, be amended by:

changing the reference in the first paragraph from "forty percent (40%)" to "thirty percent (30%)"; and

inserting the following words immediately preceding clause (ii) of the first paragraph:

          ", other than the shares and other securities which are then and potentially issuable to Pioneer Ventures Associates Limited Partnership upon conversion of the convertible preferred stock or upon exercise of the warrants issued to Pioneer pursuant to the Investment Agreement by and between Pioneer and the Company dated November 16, 1998".

                            PREFERRED STOCK ISSUANCE;
                           WAIVER OF EVENTS OF DEFAULT

     Simultaneous with the Effective Date, Holder grants permission to the Company to issue preferred stock to Pioneer (including preferred stock issued as dividends thereon) and warrants, and any securities to be issued pursuant to the preferred stock or warrants issued to Pioneer pursuant to the Investment Agreement and Holder waives all Events of Default, which may have arisen before the Effective Date. Nothing herein shall be deemed to be a waiver of Holder's rights to request registration of its securities, or to piggyback its securities on another registration, as set forth in the Securities Purchase Agreement.

                      WAIVER OF A CERTAIN LETTER AGREEMENT.

     Simultaneous with the Effective Date, Holder waives any benefits under a certain side letter, dated December 4, 1997, with Mark Graff relating to the sale of shares by Mr. Graff to Holder.

                                    AMENDMENT

     Upon the Effective Date, this Agreement shall constitute the amendment to each of the agreements referred to in paragraph 1 above, which amendments shall thereupon become effective; and such agreements, as amended, shall remain in full force and effect.

                               FURTHER ASSURANCES

     At any time or from time to time after the execution of this Agreement, each party hereto agrees to take such actions and to execute and deliver such documents as shall be reasonably necessary to effectuate the purposes of this Agreement.

                              WAIVER AND AMENDMENT

     Nothing contained herein shall constitute a waiver of any Events of Default arising after the Effective Date. No amendment or modification of any provision of this Agreement shall be effective unless contained in a written agreement signed by the parties hereto. No waiver of any provision of this Agreement shall be effective unless it is set forth in a written instrument signed by the party waiving its rights hereunder. The failure or delay by either party in exercising any right, power or remedy under this Agreement shall not operate as a waiver of any such right, power or remedy.

                                   ASSIGNMENT

     No party may assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of the other party, and such consent shall not be unreasonably withheld.

                                  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State.

                                  SEVERABILITY

     If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                                     NOTICES

     Any notice or payment required or permitted to be made by or given by any party hereto shall be sufficiently made or given on the date sent by such party to the other parties by mail, facsimile, commercial overnight courier, personal delivery, or a similar reliable delivery method, addressed as set forth below or to such other address as any other party shall designate by written notice given to the party giving the notice or making the payment in accordance with this Agreement.

                  In the case of the Company:

                           American Interactive Media, Inc.
                           611 Broadway
                           Suite 308
                           New York, New York 10012
                           Attention: James Stokes Hatch, Secretary
                           Telecopy Number: (212) 358-8380

                  with a copy to:

                           Curtis, Mallet-Prevost, Colt & Mosle
                           101 Park Avenue
                           New York, New York 10178
                           Attention: Jeffrey N. Ostrager, Esq.
                           Telecopy Number: (212) 697-1559

                  In the case of Holder:

                           Hollinger Digital, Inc.
                           270 Lafayette Street, Suite 600
                           New York, New York 10012
                           Attention: Philip Kunsberg
                           Telecopy Number: (212) 334-5957

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Judith R. Thoyer, Esq.
                           Telecopy Number:   (212) 757-3990

Any notice given by the Company to Holder hereunder or under any of the agreements referred to herein shall also be given to Pioneer at:

                           Pioneer Ventures Associates Limited Partnership 651 Day Hill Road
                           P.O. Box 40
                           Windsor, Connecticut  06095
                           Attention: Robert A. Lerman, Managing Director

                  with a copy to:

                           Kaplan Gottbetter & Levenson
                           630 Third Avenue, 5th Floor
                           New York, New York  10017
                           Attention: Martin Enright, Esq.
                           Telecopy Number:   (212) 983-9210

                                    HEADINGS

     The headings used in this Agreement are inserted for convenience of reference only and shall not be a part of, or affect the meaning or interpretation of, this Agreement.

                                ENTIRE AGREEMENT

     This Agreement contains the entire and exclusive agreement between the parties relating to the subject matter hereof and shall not be modified except in writing, signed by the parties hereto. This Agreement supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be an original with respect to the party executing the counterpart and all of which together shall constitute one and the same agreement.

                             THIRD PARTY BENEFICIARY

     Pioneer may rely upon (a) the consent and waiver provisions herein, (b) the notice provision contained in Section 10 hereof, (c) the provisions of Section 1(d)(iii) hereof and (d) the provisions of Section 1(e)(vi) hereof.

     IN WITNESS WHEREOF, the Company and Holder have caused this Agreement to be executed and delivered as of the date first set forth above by their duly authorized representatives.

                                   AMERICAN INTERACTIVE MEDIA, INC.

                                   By:   /s/ Mark Graff
                                         ---------------------------------------
                                         Name:
                                         Title:

                                   HOLLINGER DIGITAL INC.

                                   By:   /s/ Philip Kunsberg
                                         ---------------------------------------
                                         Name: Philip Kunsberg
                                         Title: Executive V.P., General Counsel